Exhibit 99.1

Investor Relations Contact:	Media Contacts:
John G. Nesbett/ Jennifer Belodeau	Teresa Stubbs
Institutional Marketing Services, Inc.	MedAvant Healthcare Solutions
203-972-9200	812-206-4332
jnesbett@institutionalms.com	tstubbs@medavanthealth.com
MEDAVANT WINS INTERIM APPROVAL FROM BANKRUPTCY COURT FOR $2.9 MILLION
IN NEW FINANCING TO SUPPORT ORDINARY COURSE OF BUSINESS IN CHAPTER 11
Court Also Approves Motions to Pay Employees, Rebates and Critical Vendors
ATLANTA, GA.—(PRIME NEWSWIRE)—July 24, 2008—MedAvant Healthcare Solutions (MedAvant) (NASDAQ: PILL), a leader in healthcare technology and transaction services, announced that the United States Bankruptcy Court Judge presiding over its chapter 11 case in Delaware approved today all of the initial motions presented at its first hearings important to the continued normal operations of the Company. Among the motions approved by the Court on an interim basis include the debtor-in-possession financing commitment of $2.9 million in new liquidity by its senior lender Laurus Master Fund, Ltd. This was done to support the Company’s business operations during the chapter 11 case. In addition, the Court approved the Company’s motion to pay employee wages/benefits, honor its customer rebate programs — both pre-petition balances and post-petition accruals, and to pay certain critical vendors.
“We are very pleased with the Court’s rulings today and believe that they are important steps forward in our ongoing efforts to build a new, stronger company,” said Peter Fleming, MedAvant interim Chief Executive Officer. “With the approval of all of our motions for new financing and to continue normal operations, our employees, our partners, and our customers will see nothing but a positive difference in our day-to-day business. We believe the judge’s approval underscores the fundamental soundness of our restructuring strategies.”
The Company filed for chapter 11 protection on July 23 in order to address its debt burdens through a sale and restructuring process. As previously announced, the Company has agreed to sell substantially all its business to Marlin Equity Partners, subject to higher and better bids at an auction to be conducted under section 363 of the Bankruptcy Code. The Bankruptcy Court will hear the Company’s motion for approval of the bid procedures (including the setting of the bid and auction schedule) on August 4. The Company is requesting that initial bids be submitted by September 2 and that the auction itself be held on September 3 at the offices of its Delaware bankruptcy counsel Young, Conaway, Stargatt & Taylor. The Company’s lead bankruptcy counsel, Michael P. Richman, of Foley & Lardner LLP in New York, told the Court today that the Company expects there to be competitive bidding based upon expressions of interest received from a number of parties both before and since the chapter 11 filing.

About MedAvant Healthcare Solutions
MedAvant is a national connectivity network that connects payers with providers in a real-time environment for the purpose of transparently messaging administrative, financial and clinical information in order to lower total administrative costs, improve payer, provider and member relationships, and to ultimately improve clinical outcomes.
For more information, visit http://www.medavanthealth.com. MedAvant is a trade name of ProxyMed, Inc.
Forward Looking Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. Actual results could differ materially from projected results because of factors such as: the soundness of our business strategies relative to the perceived market opportunities; MedAvant’s ability to successfully develop, market, sell, cross-sell, install and upgrade its clinical and financial transaction services and applications to current and new physicians, payers, medical laboratories and pharmacies; the ability to compete effectively on price and support services; MedAvant’s ability and that of its business associates to perform satisfactorily under the terms of its contractual obligations, and to comply with various government rules regarding healthcare and patient privacy; entry into markets with vigorous competition, market acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, any of which may cause revenues and income to fall short of anticipated levels; the availability of competitive products or services; the continued ability to protect the company’s intellectual property rights, implementation of operating cost structures that align with revenue growth; uninsured losses; adverse results in legal disputes resulting in liabilities; unanticipated tax liabilities; the effects of a natural disaster or other catastrophic event beyond our control that results in the destruction or disruption of any of our critical business or information technology systems. Any of these factors could cause the actual results to differ materially from the guidance given at this time. For further cautions about the risks of investing in MedAvant, we refer you to the documents MedAvant files from time to time with the Securities and Exchange Commission, including, without limitation, its most recently filed Annual Report on Form 10-K. MedAvant does not assume, and expressly disclaims, any obligation to update information contained in this document. Although this release may remain available on our website or elsewhere, its continued availability does not indicate that we are reaffirming or confirming any of the information contained herein.
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